Exhibit 99.1

Watsco Reports Strong 2023 Performance Gaining Share in a Soft Market

Boosts Annual Dividend 10% to $10.80 Per Share

Entrepreneurial Culture, Transformational Technologies, Strong Financial Position

Continue to Provide Results and Significant Opportunities

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 13, 2024 – Watsco, Inc. (NYSE: WSO) reported its results for the fourth quarter and full year ended December 31, 2023. The Company also provided commentary on business trends, growth opportunities, technology innovation and its financial strength.

Watsco began its distribution strategy in 1989 and today operates the largest distribution network for HVAC/R products in North America. The Company’s 692 locations serve over 125,000 contractors across the United States, Canada, Mexico, Puerto Rico and Latin America. Since 1989, Watsco’s entrepreneurial, growth-focused culture has driven compounded annual growth rates (CAGRs) of sales and operating income of 15% and 18%, respectively, reflecting strong performance across many macroeconomic and industry cycles.

Watsco also announced today that its Board of Directors approved a 10% annual dividend increase to $10.80 per share effective with the next regular quarterly payment to be declared in April 2024. This year marks the Company’s 50th consecutive year of paying dividends. This reflects the Company’s on-going confidence as well as the strength of its balance sheet, which reflected net cash as of December 31, 2023. Watsco remains well-positioned to invest in most any-sized opportunity to build further scale in the estimated $60 billion highly-fragmented North American HVAC/R distribution market.

2023 Performance and HVAC/R Market Trends

Results in 2023 were achieved against the backdrop of record-setting performance in 2022 and 2021. 2022 sales and EPS grew 16% and 43% (32% on an adjusted basis), respectively, which followed 2021 sales and EPS growth of 24% and 54%, respectively. Outperformance during 2022 and 2021 was driven by unusually high levels of replacement demand, above-average inflationary pricing actions by the Company’s suppliers that benefited sales and gross margins and generally stronger end-markets.

In contrast, 2023 performance reflects softer market conditions with more conventional levels of pricing actions and normalized levels of HVAC system replacement. Based on published industry data, annual OEM shipments of unitary HVAC systems declined by approximately 15% in 2023 (over 30% decline during the fourth quarter). By contrast, Watsco’s unit volume for unitary HVAC systems decreased 8% during 2023 (a 4% decline during the fourth quarter), reflecting a more balanced performance in the midst of a challenging industry backdrop.

2023 results also reflect a significant product transition to higher-efficiency systems in response to regulatory requirements that went into effect on January 1, 2023. An estimated 60% of 2023 HVAC equipment sales represented new products in 2023. The transition was completed across several fronts, including the conversion of inventory for 25+ brands of HVAC equipment, realization of new pricing to sustain margin and competitiveness, large-scale movement and logistics with OEM partners and wide-scale contractor training and support.

In response to changing conditions, actions were taken in 2023 to improve operating efficiency, resulting in a 1% reduction in same-store SG&A. Further actions will be implemented in 2024 to gain additional efficiencies as market conditions recover. Watsco also actively reduced inventories during the latter half of 2023 to further improve operating efficiency, conform inventory levels to current conditions and generate cash flow. Fourth quarter operating cash flow in 2023 increased 40% to a record $299 million, including a $208 million reduction in inventories.

Albert H. Nahmad, Watsco’s Chairman and CEO, commented: “In many respects, we consider 2023 an exceptional year given the extraordinary performance during the two preceding years and considering the softer comparative market conditions that have followed. We achieved market share gains during a down market, scaled the adoption of Watsco’s industry-leading technology platforms, drove productivity gains, expanded our network, fortified the quality of our balance sheet and once again provided our shareholders a meaningful dividend increase.”

Fourth Quarter Results

•	1% sales growth to a record $1.60 billion

•	Gross profit of $414 million (gross margin of 25.8%)

•	SG&A expenses increased 4% (SG&A was flat on a same-store basis)

•	Operating income of $108 million versus $137 million last year (operating margin of 6.7%)

•	EPS of $2.06 in 2023 versus $3.55 in 2022 ($2.35 on an adjusted, non-GAAP basis in 2022)

•	40% increase in operating cash flow to a record $299 million

Sales trends (excludes acquisitions)

•	2% decrease in sales

•	Flat sales for HVAC equipment (69% of sales)

•	6% decline in other HVAC products (27% of sales)

•	3% decline in commercial refrigeration products (4% of sales)

It is important to note that the fourth and first quarters of each calendar year are highly seasonal due to the nature and timing of the replacement of HVAC systems. Results are typically strongest in the second and third quarters and the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Full-Year Results

•	Record sales of $7.28 billion versus $7.27 billion last year

•	Gross profit of $1.99 billion compared to $2.03 billion last year (gross margin of 27.4%)

•	SG&A expenses of $1.22 billion, flat versus last year (1% decline on a same-store basis)

•	Operating income decreased 4% to $795 million (operating margin of 10.9%)

•	EPS of $13.67 in 2023 versus $15.41 in 2022 ($14.20 on an adjusted, non-GAAP basis in 2022)

•	Operating cash flow of $562 million compared to $572 million last year

Sales trends (excludes acquisitions)

•	1% decrease in sales

•	Flat sales for HVAC equipment (69% of sales)

•	5% decrease in other HVAC products (27% of sales)

•	5% growth in commercial refrigeration products (4% of sales)

Technology Leadership and Continued Innovation

Watsco continued to invest and scale its industry-leading technology platforms, which collectively transform the customer experience, enhance operational efficiencies and help contractors grow faster as they deliver a more contemporary experience to homeowners and businesses. Customer-facing technology highlights include:

•	E-commerce sales grew 5% in 2023 to $2.4 billion, or approximately 34% of total sales.

•	Active e-commerce users experienced nearly 50% less attrition than non-e-commerce users.

•	Watsco’s product information management (PIM) platform expanded to more than 1.5 million SKUs

•	Watsco’s authenticated user community for HVAC Pro+ Mobile Apps expanded to approximately 55,000 users.

•

The gross merchandise value of products sold on OnCallAir®, Watsco’s proprietary digital sales platform for contractors, increased 28% to $1.2 billion during 2023 with quote volume expanding 14% to approximately 256,000 households.

Investments in technologies have also been made to drive productivity, enhance operations and improve profitability:

•	Pricing optimization software to provide analytics and insights on the more than 200,000 SKUs sold with the goal to modernize historical processes, enhance competitiveness and improve margins.

•	Proprietary warehouse management and order fulfillment systems to enable faster and more reliable customer service and to accelerate the fulfillment of orders.

•	Demand planning and inventory optimization tools to improve fulfillment rates and inventory turns.

•	Logistics and operations software and expertise to facilitate more efficient movement of products.

A.J. Nahmad, Watsco’s President, added: “Watsco continues to transform every aspect of its business through technology. For over a decade, our contractor-based platforms have helped Watsco build market share, accelerate customer acquisition and drive margin expansion. We are also excited about the business-process related investments we have made to drive greater productivity across the organization. We are now imagining how AI will influence the daily lives of our customers and employees. We think in terms of decades, and we remain committed to investing more over time as we believe these technologies provide a distinct, long-term competitive advantage.”

Industry Catalysts

Various industry catalysts are influencing Watsco’s marketplace. The Company believes its scale, entrepreneurial culture, OEM relationships, leading technologies and financial strength provide important competitive advantages to optimize the opportunities provided by these catalysts.

Regulatory Changes. In response to climate change, the Federal government and various states have enacted laws and regulations, including tax credits, to incentivize the replacement of aging HVAC systems with more energy-efficient and environmentally friendly systems. New efficiency standards became effective January 1, 2023 that raised the minimum required efficiency for HVAC systems nationwide. In addition, regulations went into effect on January 1, 2024 mandating a 30% phase down in the manufacture of refrigerants used in older HVAC systems and a transition to new HVAC systems that contain lower-GWP refrigerants. Watsco has historically benefited from these regulatory changes as contractors and end users transition to the new systems.

Electrification and Transition to Heat Pumps. The movement toward electrification of heating systems, utilizing heat pumps in lieu of gas furnaces and other forms of fossil-fuel heating, is also an important trend. The operating characteristics of heat pumps have improved such that they are now effective substitutes for many of the millions of fossil fuel-burning heating systems used throughout North America. Sales of heat pumps in 2023 once again outpaced the growth rates for conventional fossil-fuel heating systems (primarily gas furnaces). Watsco sold over 700,000 heat pump units across 25+ different brands during 2023.

Growth of Ductless HVAC Systems. The growing acceptance of ductless HVAC products by both contractors and end-market users benefits Watsco, as we are among the leading distributors of ductless HVAC products used in both residential and commercial applications. Sales of ductless products across Watsco grew 12% in 2023.

Acquisitions

Watsco has acquired 69 successful companies since 1989 and is actively seeking additional opportunities to invest and grow through acquisitions. Watsco recently completed three acquisitions as follows:

Capitol District Supply. Founded in 1945, Capitol District operates three locations in upstate New York and is led by third generation members of its founding family. Capitol District generated revenues of approximately $13 million in calendar year 2023. The transaction was completed in March 2023.

Gateway Supply Company. Founded in 1964, Gateway operates 15 locations throughout South Carolina and one location in Charlotte, North Carolina. Gateway is led by second generation members of its founding family. Gateway generated revenues of approximately $180 million in calendar year 2023. The transaction was completed in September 2023.

Commercial Specialists. Founded in 1964, Commercial Specialists operates two locations in Southern Ohio and is led by second and third generation members of its founding family. Commercial Specialists generated revenues of approximately $13 million in calendar year 2023. The transaction was completed in February 2024.

Consistent with Watsco’s buy-and-build acquisition strategy, these companies will operate under their existing names and under the direction of existing leadership to provide continuity to customers, employees and OEM partners. Watsco will provide the resources, capital and technology needed to assist in achieving their growth plans.

Cash Flow & Dividends

Watsco’s full-year operating cash flow for 2023 was $562 million compared to $572 million last year (a record $299 million in operating cash flow for the fourth quarter). The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company’s Board of Directors authorized a 10% increase in Watsco’s annual dividend rate effective in April 2024 to $10.80 per share. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Tax Benefit Included in 2022’s Reported Results

2022’s full-year and fourth quarter results reflect the vesting of restricted stock, which provided the Company a $49 million tax benefit in 2022 pursuant to Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, as well as $3.6 million in incremental SG&A expenses, primarily related to employment-related taxes. The net benefit to 2022’s fourth quarter EPS and full-year EPS was $1.20 and $1.21, respectively. Due to the infrequent nature of this event, certain key performance metrics for 2022 are presented on an “adjusted” basis to exclude the impact. Please see “Use of Non-GAAP Financial Information” below.

Earnings Conference Call Information

Date and time: February 13, 2024 at 10:00 a.m. (ET)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses certain performance measures on a “same-store basis,” which are non-GAAP and exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company also discloses operating income, operating margins and diluted EPS on an adjusted, non-GAAP basis to exclude the impact caused by the vesting of restricted stock on October 15, 2022 as described above. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP. Adjusted GAAP measures are useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. Adjusted GAAP measures should not be considered in isolation or as a substitute for income statement data prepared in accordance with GAAP and our presentation of Adjusted GAAP measures may not be comparable to similarly-titled measures used by other companies.

Operating income, a GAAP measure, reconciled to operating income on an adjusted basis, a non-GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating income	$107,748	$137,179	$794,810	$831,578
Primarily employment taxes related to the vesting of restricted stock	—	3,636	—	3,636

Operating income on an adjusted basis	$107,748	$140,815	$794,810	$835,214

Operating margin	6.7%	8.7%	10.9%	11.4%

Operating margin on an adjusted basis	6.7%	8.9%	10.9%	11.5%

Diluted EPS for Common and Class B common stock, a GAAP measure, reconciled to diluted EPS for Common and Class B common stock on an adjusted basis, a non-GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Diluted earnings per share for Common and Class B common stock	$2.06	$3.55	$13.67	$15.41
Primarily employment taxes related to the vesting of restricted stock	—	0.08	—	0.08
Tax related benefit from the vesting of restricted stock	—	(1.28)	—	(1.29)

Diluted earnings per share for Common and Class B common stock on an adjusted basis	$2.06	$2.35	$13.67	$14.20

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 692 locations each year to get information, obtain technical support and buy products.

Our business is focused on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as its business plays an important role in the drive to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing existing systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 19.2 million metric tons of CO2e emissions from January 1, 2020 to December 31, 2023 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of removing 4.3 million gas powered vehicles annually off the road. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues	$1,603,197	$1,581,223	$7,283,767	$7,274,344
Cost of sales	1,188,781	1,147,673	5,291,627	5,244,055

Gross profit	414,416	433,550	1,992,140	2,030,289
Gross profit margin	25.8%	27.4%	27.4%	27.9%

SG&A expenses	312,461	301,753	1,223,507	1,221,382

Other income	5,793	5,382	26,177	22,671
Operating income	107,748	137,179	794,810	831,578
Operating margin	6.7%	8.7%	10.9%	11.4%

Interest (income) expense, net	(1,000)	14	4,920	2,165

Income before income taxes	108,748	137,165	789,890	829,413
Income tax expense (benefit)	11,007	(19,965)	155,751	125,717

Net income	97,741	157,130	634,139	703,696
Less: net income attributable to non-controlling interest	15,194	19,459	97,802	102,529

Net income attributable to Watsco	$82,547	$137,671	$536,337	$601,167

Diluted earnings per share:
Net income attributable to Watsco shareholders	$82,547	$137,671	$536,337	$601,167
Less: distributed and undistributed earnings allocated to restricted common stock	6,707	9,390	36,932	51,294

Earnings allocated to Watsco shareholders	$75,840	$128,281	$499,405	$549,873

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	36,809,454	36,141,047	36,531,683	35,683,634

Diluted earnings per share for Common and Class B common stock	$2.06	$3.55	$13.67	$15.41

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$210,112	$147,505
Accounts receivable, net	797,832	747,110
Inventories, net	1,347,289	1,370,173
Other	36,698	33,951

Total current assets	2,391,931	2,298,739

Property and equipment, net	136,230	125,424
Operating lease right-of-use assets	368,748	317,314
Goodwill, intangibles, net and other	832,273	746,737

Total assets	$3,729,182	$3,488,214

Accounts payable and accrued expenses	$611,747	$759,525
Current portion of lease liabilities	100,265	90,597
Borrowings under prior revolving credit agreement	—	56,400

Total current liabilities	712,012	906,522

Borrowings under current revolving credit agreement	15,400	—
Operating lease liabilities, net of current portion	276,913	232,144
Deferred income taxes and other liabilities	108,667	101,270

Total liabilities	1,112,992	1,239,936

Watsco’s shareholders’ equity	2,229,839	1,889,237
Non-controlling interest	386,351	359,041

Shareholders’ equity	2,616,190	2,248,278

Total liabilities and shareholders’ equity	$3,729,182	$3,488,214

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$634,139	$703,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,090	31,683
Share-based compensation	30,000	28,821
Deferred income tax (benefit) provision	(7,179)	13,466
Provision for doubtful accounts	7,158	8,539
Other income from investment in unconsolidated entity	(26,177)	(22,671)
Other, net	8,719	5,122
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(36,035)	(60,154)
Inventories, net	64,620	(259,860)
Accounts payable and other liabilities	(162,042)	121,993
Other, net	13,661	1,329

Net cash provided by operating activities	561,954	571,964

Cash flows from investing activities:
Capital expenditures, net	(34,172)	(33,789)
Business acquisitions, net of cash acquired	(3,822)	(47)
Investment in unconsolidated entity	(2,849)	—
Other investment	(500)	—

Net cash used in investing activities	(41,343)	(33,836)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(382,646)	(332,447)
Distributions to noncontrolling interest	(73,589)	(69,184)
Net repayments under revolving credit agreement	(41,000)	(32,600)
Repurchases of common stock to satisfy employee withholding tax obligations	(2,828)	(87,107)
Proceeds from NCI for investment in unconsolidated entity	570	—
Net proceeds from the sale of common stock	15,179	—
Other	24,238	17,380

Net cash used in financing activities	(460,076)	(503,958)

Effect of foreign exchange rate changes on cash and cash equivalents	2,072	(4,933)

Net increase in cash and cash equivalents	62,607	29,237
Cash and cash equivalents at beginning of year	147,505	118,268

Cash and cash equivalents at end of year	$210,112	$147,505